March 29, 2006









The Securities and Exchange Commission
Washington, DC

RE:	Hyperion Strategic Bond Fund, Inc.

In reference to the Fund's attached response to Item 77K of Form N-SAR being filed with the Securities and Exchange Commission, we hereby state that we are in agreement with the statements made therein.





Schwartz & Hofflich LLP